UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	JANUARY 10, 2005

NORTEL NETWORKS LIMITED

(Exact name of registrant as specified in its charter)

CANADA (State or other jurisdiction of incorporation)	000-30758 (Commission File Number)	62-12-62580 (IRS Employer Identification No.)

8200 DIXIE ROAD, SUITE 100, BRAMPTON, ONTARIO, CANADA (Address of principal executive offices)		L6T 5P6 (Zip Code)

Registrant’s telephone number, including area code	905-863-0000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(c)(d)     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 10, 2005, the registrant and Nortel Networks Corporation (“NNC”), entered into an employment agreement with Susan E. Shepard in connection with her appointment as Chief Ethics and Compliance Officer of the registrant and NNC, as of February 21, 2005, and setting forth certain terms of Ms. Shepard’s employment. The agreement provides that Ms. Shepard will receive a base salary of U.S.$375,000 (per annum) and will be eligible for a target annual bonus of 60% of base salary under the Registrant’s annual bonus plan (known as the SUCCESS Incentive Plan), based on the generally applicable performance criteria under such plan. The agreement also specifies that Ms. Shepard will be eligible to participate in all of the employee benefit plans of the registrant’s U.S. subsidiary, Nortel Networks Inc., and NNC’s Executive Retention and Termination Plan in accordance with the generally applicable terms of such plans.

Ms. Shepard has been a Commissioner for the New York State Ethics Commission since May 2003 and has been engaged in the private practice of law since 1997. Ms. Shepard’s private practice has been carried out through the Law Offices of Susan E. Shepard, PC since 2002 and Doar, Rieck & Mack, Of Counsel prior thereto. In addition, prior to becoming engaged in private practice in 1997, Ms. Shepard was Commissioner of Investigation for New York City (1990 to 1994), Chief Counsel to the New York State Commission of Investigation (1986 to 1990) and an Assistant United States Attorney for the Eastern District of New York (1976 to 1986).

On January 11, 2005, the board of directors of NNC appointed two additional directors to the board of NNC; Richard McCormick, the former Chairman and Chief Executive Officer of U S  WEST; and Harry Pearce, the retired Chairman of Hughes Electronics Corporation and retired Vice Chairman of General Motors.

NNC owns all of the registrant’s common shares and the registrant is NNC’s principal direct operating subsidiary.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS LIMITED
By:	/s/ Gordon A. Davies
Gordon A. Davies
Assistant General Counsel — Securities and Corporate Secretary

By:	/s/ Tracy S.J. Connelly McGilley
Tracy S.J. Connelly McGilley
Assistant Secretary

Dated: January 13, 2005